Exhibit 99.2

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BUDDY MEDIA, INC.

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

AND THE NOTES RELATED THERETO

Buddy Media, Inc.

Consolidated Balance Sheets

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$58,437,030	$19,730,850
Accounts receivable, net of allowance for doubtful accounts of $31,000 and $100,000, respectively	4,634,346	1,264,719
Deferred commissions	1,451,559	483,239
Prepaid expenses and other current assets	946,305	90,304

Total current assets	65,469,240	21,569,112
Restricted cash	1,700,562	—
Property and equipment, net	1,840,119	944,215
Goodwill and intangible assets, net	2,517,827	14,121
Other assets	1,429,440	1,340,327
Deferred tax asset	1,013,888	217,968

Total assets	$73,971,076	$24,085,743

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,386,810	$1,096,763
Accrued expenses	3,741,572	2,025,068
Warrant liability	2,932,444	—
Deferred revenue	1,814,046	1,247,537

Total current liabilities	11,874,872	4,369,368
Deferred rent	381,452	271,556
Deferred tax liability	1,017,051	219,471

Total liabilities	13,273,375	4,860,395
Stockholders’ equity
Preferred stock, $0.0001 par value: 27,408,272 shares authorized, 27,408,272 and 22,474,649 shares issued and outstanding at December 31, 2011 and 2010, respectively	2,740	2,247
Common stock, $0.0001 par value: 41,478,986 shares authorized and 6,699,820 and 6,393,523 shares issued and outstanding at December 31, 2011 and 2010, respectively	670	639
Additional paid-in capital	90,310,857	34,121,168
Accumulated other comprehensive loss	(2,232)	—
Accumulated deficit	(29,614,334)	(14,898,706)

Total stockholders’ equity	60,697,701	19,225,348

Total liabilities and stockholders’ equity	$73,971,076	$24,085,743

The accompanying notes are an integral part of these consolidated financial statements.

Buddy Media, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2011	2010
Revenues:
License and setup fees	$20,296,697	$6,976,192
Professional fees and other	4,441,042	2,325,397

Total revenues	24,737,739	9,301,589
Cost of revenues	4,252,623	2,107,249

Gross profit	20,485,116	7,194,340
Operating expenses:
Sales and marketing	20,767,277	6,415,456
General and administrative	9,531,096	5,182,750
Research and development	5,423,471	2,222,453
Restructuring	157,405	360,002

Total operating expenses	35,879,249	14,180,661
Operating loss	(15,394,133)	(6,986,321)
Interest income, net	11,708	3,323
Other (expense) income	(10,174)	7,407

Loss before income taxes	(15,392,599)	(6,975,591)
Income tax (benefit) expense	(676,971)	21,141

Net loss	$(14,715,628)	$(6,996,732)

Amounts include stock-based compensation as follows:
Revenue	$1,959,884	$—
Cost of revenue	18,771	13,045
Sales and marketing	1,612,066	76,824
General and administrative	500,480	1,441,736
Research and development	345,765	12,293

The accompanying notes are an integral part of these consolidated financial statements.

Buddy Media, Inc.

Consolidated Statements of Stockholders’ Equity

					Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balances at December 31, 2009	12,507,864	$1,251	7,415,000	$741	$9,039,963	$—	$(7,901,974)	$1,139,981
Issuance of preferred stock series B, net of issuance costs	2,263,493	226	—	—	1,974,773	—	—	1,974,999
Issuance of preferred stock series C, net of issuance costs	8,563,815	856	—	—	27,639,849	—	—	27,640,705
Exercise of stock options for cash	—	—	221,494	22	82,470	—	—	82,492
Stock-based compensation	—	—	—	—	1,503,898	—	—	1,503,898
Issuance of warrants	—	—	—	—	706,000	—	—	706,000
Repurchase of preferred stock	(860,523)	(86)	—	—	(2,796,285)	—	—	(2,796,371)
Repurchase of common stock	—	—	(1,242,971)	(124)	(4,029,500)	—	—	(4,029,624)
Net loss	—	—	—	—	—	—	(6,996,732)	(6,996,732)

Balances at December 31, 2010	22,474,649	2,247	6,393,523	639	34,121,168	—	(14,898,706)	19,225,348
Issuance of preferred stock series D, net of issuance costs	4,933,623	493	—	—	53,884,247	—	—	53,884,740
Shares issued related to business combination	—	—	186,061	19	836,534	—	—	836,553
Exercise of stock options	—	—	120,236	12	198,719	—	—	198,731
Stock-based compensation	—	—	—	—	1,270,189	—	—	1,270,189
Foreign currency translation adjustment	—	—	—	—	—	(2,232)	—	(2,232)
Net loss	—	—	—	—	—	—	(14,715,628)	(14,715,628)

Total comprehensive loss								(14,717,860)

Balance at December 31, 2011	27,408,272	$2,740	6,699,820	$670	$90,310,857	$(2,232)	$(29,614,334)	$60,697,701

The accompanying notes are an integral part of these consolidated financial statements.

Buddy Media, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2011	2010
Operating activities
Net loss	$(14,715,628)	$(6,996,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	640,858	174,780
Restructuring	—	217,231
Stock based compensation	4,436,966	1,543,898
Changes in operating assets and liabilities:
Accounts receivable	(3,369,627)	1,035,646
Prepaid expenses and other assets	(3,618,437)	(861,806)
Restricted cash	(1,700,562)	—
Accounts payable	2,290,048	702,629
Accrued expenses and other liabilities	2,623,979	1,744,696
Deferred revenues	566,509	(889,614)

Cash used in operating activities	(12,845,894)	(3,329,272)
Investing activities
Purchase of property and equipment	(1,185,934)	(838,944)
Purchase of business, net of cash acquired	(1,343,231)	—

Cash used in investing activities	(2,529,165)	(838,944)
Financing activities
Net proceeds from the issuance of preferred stock	53,884,740	29,615,704
Exercise of stock options	198,731	82,492
Repurchase of preferred stock	—	(2,796,371)
Repurchase of common stock	—	(4,029,624)

Cash provided by financing activities	54,083,471	22,872,201
Effect of exchange rate changes on cash	(2,232)	—
Net decrease in cash and cash equivalents	38,706,180	18,703,985
Cash and cash equivalents at beginning of period	19,730,850	1,026,865

Cash and cash equivalents at end of period	$58,437,030	$19,730,850

The accompanying notes are an integral part of these consolidated financial statements.

Buddy Media, Inc.

Notes to Consolidated Financial Statements

December 31, 2011

1. Nature of Business

Buddy Media, Inc. (the Company), a Delaware Corporation, was incorporated in September 2007. The Company provides a cloud-based software solution that enables major agencies and brands to effectively manage their social media presence and marketing campaigns. The Company’s social marketing suite helps brands build powerful connections globally with its scalable, secure architecture and data-driven customer insights from initial point of contact through point of purchase.

2. Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Foreign Currency Translation

The Company determines the functional currency for its foreign subsidiaries by reviewing the currencies in which its respective operating activities occur. Financial information is translated from the functional currency to the U.S. dollar, the reporting currency, for inclusion in the Company’s consolidated financial statements. Income, expenses and cash flows are translated at average exchange rates prevailing during the fiscal year and assets and liabilities are translated at fiscal period-end exchange rates.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the amounts presented in the consolidated financial statements and accompanying footnotes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under current circumstances. U.S. GAAP requires management to make estimates and judgments in several areas, including revenue recognition, recoverability of accounts receivable, provision for income taxes, commission and bonus payments and the determination of the fair market value of stock options, including the use of forfeiture estimates. Actual results could differ materially from those estimates.

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company derives its revenues primarily from two sources, licensing fees and professional fees. Licensing fees represent subscription fees for clients to access the Company’s social marketing software platform for a specified period of time. Subscription terms vary between 3 and 12 months, or longer, with the most common subscription term being for 12 months. Revenue from licensing fees is recognized ratably over the term of the agreement. Professional fees represent fees for various services offered to the Company’s customers, including designing the layout and look of their social media presence, the building of social media applications, social media strategy consulting, support and content management services. Professional services revenue is recognized upon delivery to and acceptance by the Company’s clients.

The Company recognizes revenue when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists

•	Subscription or services have been delivered to the customer

•	Collection of related fees is reasonably assured

•	Related fees are fixed or determinable

As clients do not have the right to take possession of the underlying software without significant penalty and it is not feasible for the client to run the software on their own hardware or a third-party hosted solution, the Company’s revenue arrangements are treated as services and are outside the scope of software revenue recognition guidance.

A portion of client contracts includes multiple deliverables, such as subscriptions to the Company’s software platform and creative services. For multiple-deliverable revenue arrangements, the Company first assesses whether each deliverable has value to the client on a standalone basis. The Company has determined that the software platform has stand-alone value because, once access is given to a client, the platform is fully functional and does not require any additional development, modifications or customization. Professional services have stand-alone value because third-party service providers or clients themselves can perform these services without the Company’s involvement. The performance of these services generally does not require highly specialized or skilled individuals and is not essential to the functionality of the solution.

2. Summary of Significant Accounting Policies (continued)

Based on the stand-alone value of the deliverables, and since clients do not have a general right of return relative to the included professional services, the Company allocates revenue among the separate deliverables in an arrangement under the relative selling price method using the selling price hierarchy established in ASU 2009-13. This hierarchy requires the selling price of each deliverable in a multiple-deliverable arrangement to be based on, in declining order: (i) vendor-specific objective evidence of fair value (VSOE), (ii) third-party evidence of fair value (TPE) or (iii) management’s best estimate of the selling price (BESP).

The Company is not able to determine VSOE for its deliverables. License fees, when sold separately, do not consistently fall within a narrow price range. Professional services are not sold separately on a frequent basis to establish VSOE. Management has determined that there are no third-party offerings reasonably comparable to the Company’s solution to appropriately establish TPE. Therefore, the selling prices of subscriptions to the software platform and professional services are based on BESP. However, the Company limits the revenue otherwise allocable to the professional services using BESP if realization of that revenue is contingent upon continued access to the Company’s platform.

The determination of BESP requires the Company to make significant estimates and assumptions. The Company considers numerous factors, including, but not limited to, pricing practices, sales volume and estimated margins typical in the marketplace. The determination of BESP is made through consultation with and formal approval by senior management. The Company updates its estimates of BESP on an ongoing basis as events and circumstances may require.

The Company records cash and equity consideration paid to customers for volume-based incentives as a reduction of revenue. During 2011, the customer earned 383,925 warrants for meeting certain revenue targets. The value of the warrants awarded was $3.2 million. Since revenue related to this customer was $2.0 million, the Company recorded $2.0 million as a reduction of revenue and $1.2 million as a sales and marketing expense in the consolidated statement of operations.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s license fees and professional services and is recognized as revenue when all of the revenue recognition criteria are met.

2. Summary of Significant Accounting Policies (continued)

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s social marketing suite, compensation and related expenses for system operations and professional services staff, payments to outside service providers and allocated overhead expenses. Allocated overhead includes rent, information technology costs, and employee benefit costs and is apportioned to all departments based on relative headcount.

Deferred Commissions

Deferred commissions are the incremental costs that are directly associated with license fees and professional services with customers and consist of sales commissions paid to the Company’s employees responsible for the sale. For license fees, the commissions are deferred and amortized over the terms of the related customer contracts, which are typically 12 months. For professional services, the commissions are deferred and amortized when the creative services are delivered.

Advertising

The Company expenses advertising as incurred. Advertising and public relations expenses were $7.1 million and $2.5 million for the years ended December 31, 2011 and 2010, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Cash and Cash Equivalents

The Company considers all short-term investments that have an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2011 and 2010, the Company’s cash and cash equivalents were invested in a liquid money market account and U.S. Treasury securities, all with maturity dates of three months or less.

2. Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable had a balance in the amount of $4.6 million and $1.3 million at December 31, 2011 and 2010, respectively. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less the allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer, the amount of days the receivable has been outstanding, and the current economic environment. At December 31, 2011 and 2010, the allowance for doubtful accounts was $31,000 and $100,000, respectively.

Fixed Assets

Fixed assets are recorded at cost. The Company uses the straight-line method to depreciate them over their estimated useful lives as follows:

Years
Computer equipment	5
Furniture and fixtures	7
Computer software	3
Leasehold improvements	Shorter of estimated useful life or lease term

Depreciation expense charged to the consolidated statements of operations was $290,031 and $172,762 for the years ended December 31, 2011 and 2010, respectively.

Goodwill, Intangible Assets, and Impairment of Long-Lived Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net assets. In the event that the Company determines that the carrying value of goodwill is less than its fair value, the Company will record an impairment charge equal to the amount that fair value exceeds goodwill.

Intangible assets are amortized over their useful lives. Impairment losses on intangible assets are recognized when events or circumstances indicate that the amount of such assets may not be recoverable. There was no impairment of intangible assets during the year ended December 31, 2011 and 2010, respectively.

2. Summary of Significant Accounting Policies (continued)

Impairment losses on long-lived assets that do not have indefinite useful lives, such as property and equipment, are recognized when events or circumstances indicate that the amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.

Capitalized Software Costs

The Company capitalizes costs associated with its social marketing platform incurred during the software development phase. Costs related to preliminary design and post-implementation phases are expensed as incurred. Capitalized internal-use software is depreciated on a straight-line basis over its estimated life, which is three years.

The Company capitalized $418,000 of development costs as of December 31, 2011. Due to the timing of the post-implementation phase of these projects, the Company did not record a material depreciation expense for the year ended December 31, 2011. The Company did not capitalize any internally developed software costs for the fiscal year ended December 31, 2010, since the capitalizable amounts were immaterial.

2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk primarily consist of cash balances and accounts receivable. The Company maintains bank accounts with federally insured financial institutions. Periodically, balances may exceed insured limits. Risk with respect to accounts receivable is generally diversified among a number of entities comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses. Actual losses and allowances have been within management’s expectations.

The cash and cash equivalents in excess of amounts insured by the Federal Deposit Insurance Corporation and Securities Investor Protection Corporation were approximately $57.4 million as of December 31, 2011. Approximately $54 million of such excess as of December 31, 2011 is U.S. Treasury bills due within three months, and $3.4 million is held within money market and CD accounts. Management believes that the credit risk of the uninsured portion is not significant.

At December 31, 2011, the Company had no customers that accounted for greater than 10% of total revenues or 10% of total accounts receivable. Management believes that exposure to concentrations of credit risk with respect to accounts receivable is limited due to the insignificant size of the accounts receivable balance relative to sales of the Company.

Certain Significant Risks and Uncertainties

The Company’s primary source of revenue is derived from licensing its social media technology platform. The majority of the Company’s clients use this platform to manage their presence and social media campaigns on Facebook. Facebook, by agreement with its developers, reserves the right of approval of all applications it supports. The loss of such approval from Facebook would result in a material adverse effect on the future financial results of the Company.

2. Summary of Significant Accounting Policies (continued)

Accounting for Stock-Based Compensation

The Company measures all share-based payments, including grants of stock options, based on the fair value of the stock options on the grant date and recognizes expense in the Company’s consolidated statements of operations over the expected term. The Company uses the Black-Scholes pricing model to determine the fair values of the stock options on the grant dates. The Company amortizes the fair values of share-based payments on a straight-line basis.

Fair Value Measurements

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or non-recurring basis, whereby inputs used in valuation techniques are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Inputs reflect: quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

2. Summary of Significant Accounting Policies (continued)

The following table presents information about the Company’s assets and liabilities that are measured at fair value as of December 31, 2011 and indicates the fair value hierarchy of the valuation:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets
Cash equivalents: (1)
U.S. treasury fund	$54,002,385	$—	$—	$54,002,385
Money market mutual funds	3,048,443	—	—	3,048,443
Restricted cash: (2)				—
Time deposits	240,562	—	—	240,562
Money market mutual funds	1,460,000	—	—	1,460,000

Total assets	$58,751,390	$—	$—	$58,751,390

Liabilities
Warrant liability	$—	$—	$2,932,444	$2,932,444

Total liabilities	$—	$—	$2,932,444	$2,932,444

(1)	Included in “Cash and cash equivalents” in the accompanying consolidated balance sheet as of December 31, 2011.
(2)	Restricted cash at December 31, 2011 consists of cash deposits and collateral for certain business operations.

2. Summary of Significant Accounting Policies (continued)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010 and indicates the fair value hierarchy of the valuation:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balances as of December 31, 2010
Assets
Cash equivalents: (1)
U.S. treasury fund	$7,499,875	$—	$—	$7,499,875
Money market mutual funds	2,212,837	—	—	2,212,837

Total assets	$9,712,712	$—	$—	$9,712,712

(1)	Included in “Cash and cash equivalents” in the accompanying consolidated balance sheet as of December 31, 2010.

Subsequent Events

The Company evaluated subsequent events through August 7, 2012, the date these consolidated financial statements were available to be issued. Please see Note 13 – Subsequent Events.

3. Business Combinations

In May 2011, the Company acquired the outstanding stock of Spinback, Inc. (Spinback) for cash and the Company’s stock. Spinback is a social commerce platform for tracking sales and conversions from sharing on social media websites. Spinback provides the Company a new product that will help the Company show its clients their social media return on investment (ROI) both on the clients’ web presences and inside the social media site.

3. Business Combinations (continued)

The following table summarizes the components of the purchase price allocation for the acquisition:

Purchase price:
Cash paid	$1,343,231
Equity consideration	836,534

$2,179,765

Allocation:
Current assets	$51,000
Identifiable intangible assets:
Trademarks	30,000
Non-compete agreements	120,000
Purchased technology	1,650,000
Deferred income taxes	(725,769)
Goodwill	1,054,534

$2,179,765

The excess of the purchase consideration over the fair value of net assets acquired was recorded as goodwill. The components of identifiable intangible assets acquired and their estimated useful lives as of the acquisition date are as follows:

	Fair Value	Useful Life
Trademarks	$30,000	2 years
Non-compete agreements	120,000	1 year
Purchased technology	1,650,000	4 years

	$1,800,000

In addition, the Company issued 704,314 shares of restricted common stock and 237,354 options, with a total fair value of $3.7 million. These restricted common stock and options are tied to future performance requirements and will be expensed over the remaining service periods on a straight-line basis.

4. Intangible Assets

The following table presents the detail of intangible assets at December 31, 2011:

	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted- Average Remaining Useful Life
Trademarks	$50,175	$(17,628)	$32,547	3.1 years
Non-compete agreements	120,000	(76,452)	43,548	0.4 years
Purchased technology	1,650,000	(262,802)	1,387,198	3.4 years

	$1,820,175	$(356,882)	$1,463,293

Expected future amortization of intangibles is as follows:

	Trademarks	Non-Compete Agreements	Purchased Technology	Totals
2012	$17,018	$43,544	$412,500	$473,062
2013	7,461	—	412,500	419,961
2014	2,018	—	412,500	414,518
2015	2,018	—	149,698	151,716
2016	2,018	—	—	2,018
Thereafter	2,018	—	—	2,018

Total amortization expense	$32,551	$43,544	$1,387,198	$1,463,293

5. Property and Equipment

The following table presents the detail of property and equipment:

	December 31
	2011	2010
Computer equipment	$676,995	$327,504
Furniture and fixtures	371,202	275,732
Computer software	655,382	168,163
Leasehold improvements	627,165	373,410

	2,330,744	1,144,809
Less: accumulated depreciation	(490,625)	(200,594)

Property and equipment, net	$1,840,119	$944,215

6. Lease Exit Costs

During 2010, the Company decided to exit its headquarters in favor of a new space that can accommodate its growth. The remaining term of the exited space was less than one year, and no sublease tenant was identified. As a result, the Company recorded a charge of $360,002 related to exiting its lease, of which $285,542 relates to the present value of future lease obligations and the remaining $74,460 relates to the write-off of fixed assets.

The following table sets forth a summary of the costs and charges related to the Company abandoning its lease:

Asset Write-Offs and Other Exit Costs
Lease exit costs	$360,002
Cash expenditures	(142,771)
Non-cash charges	(74,460)

Balance at December 31, 2010	142,771
Cash expenditures	(142,771)

Balance at December 31, 2011	$—

7. Accrued Expenses

The following table presents the detail of accrued liabilities for the period presented:

	December 31
	2011	2010
Accrued bonuses	$544,063	$685,116
Accrued payroll and benefits	1,455,182	125,757
Accrued payroll taxes	357,066	357,257
Accrued sales and use taxes	253,532	295,875
Accrued severance	114,318	142,771
Accrued other	1,017,411	418,292

Total accrued expenses	$3,741,572	$2,025,068

8. Capital Structure

As of December 31, 2011, the Company’s authorized capital stock consisted of 68,887,258 shares in the aggregate, 41,478,986 of which were Common Shares and 27,408,272 of which were Preferred Shares, in each case with par value of $0.0001 per share.

As of December 31, 2010, the Company’s authorized capital stock consisted of 59,415,343 shares in the aggregate, 36,080,170 of which were Common Shares and 23,335,173 of which were Preferred Shares, in each case with par value of $0.0001 per share.

Common Stock

The voting, dividend, and liquidation rights of the Common Shares are subject to the rights, powers, and preferences of the Preferred Shares, as described below.

The holders of Common Shares are entitled to one vote for each Common Share held at all meetings of stockholders and written actions in lieu of meetings.

Dividends may be declared and paid in cash or other property of the Company at the discretion of the Board of Directors and are subject to the preferential rights of any outstanding Preferred Shares.

8. Capital Structure (continued)

Upon dissolution or liquidation of the Company, holders of Common Shares are entitled to receive pro rata, on a per-share basis, all assets available for distribution to its stockholders, subject to the preferential rights of the Preferred Shares.

In October 2010, the Company purchased 1,178,000 Common Shares from employees for $3.8 million. In connection with this purchase, the Company also recorded compensation expense of $1.1 million.

In May 2011, the Company acquired the outstanding stock of Spinback. The purchase price included the issuance of 186,061 shares of common stock and 2,827 fully vested stock options. Please see Note 3 – Business Combinations.

As of December 31, 2011 and 2010, the Company had 6,699,820 and 6,393,523 Common Shares outstanding, respectively, with a par value of $0.001 each.

Preferred Stock

The Company had four series of convertible Preferred Shares outstanding as of December 31, 2011. In September 2007, the Company issued 4,545,454 Series A Preferred Shares at an original issue price of $0.33 per share. In April 2008, the Company issued 7,356,350 Series B Preferred Shares at an original issue price of $0.88 per share. The Company issued 2,263,493 additional Series B Preferred Shares in March 2010 at an original issue price of $0.88 per share. In October 2010, the Company issued 7,021,324 Series C Preferred Shares at an original issue price of $3.24 per share. On August 12, 2011, the Company issued 4,933,623 shares of Series D Preferred Shares at an original issue price of $10.95 per share.

The following describes the rights and preferences of the Preferred Shares:

Dividends. Holders of the Company’s Series B, Series C, and Series D Preferred Shares are entitled to receive non-cumulative dividends of 8% per year, when, as, and if declared by the Company’s Board of Directors, paid prior and in preference to any declaration and payment of any dividend on any other class of capital stock (excluding dividends in respect of Common Shares that are payable in Common Shares). The Company may not declare, pay, or set aside dividends (other than dividends in respect of Common Shares that are payable in Common Shares) in respect of any other class or series of capital stock without first or simultaneously paying dividends to holders of Series A, Series B, Series C, and Series D Preferred Shares as provided in the Company’s charter.

8. Capital Structure (continued)

The Company has not declared any dividends as of December 31, 2011.

Voting Rights. On any matter presented to the stockholders of the Company for action or consideration at a meeting of the Company’s stockholders (or by written consent), each holder of outstanding Preferred Shares is entitled to cast the number of votes equal to the number of whole Common Shares into which the Preferred Shares are convertible as of the record date for the matter.

Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series B, Series C, and Series D Preferred Shares are entitled to be paid out of the assets of the Company available for distribution, before any payments are made in respect of any other class or series of Company capital stock, an amount per Preferred Share equal to the Applicable Issue Price for such shares (as defined in the Company’s charter), plus any dividends declared but unpaid thereon. If any proceeds remain to be distributed after the holders of Series B, Series C, and Series D Preferred Shares have received all preferential amounts to which they are entitled, the holders of Series A Preferred Shares are entitled to be paid out of such proceeds, before any further payments are made in respect of any other class or series of Company capital stock, an amount per Series A Preferred Share equal to the Applicable Issue Price for such shares, plus any dividends declared but unpaid thereon. If the proceeds available for distribution are less than the full amount to which holders of Series A Preferred Shares are entitled, the holders of Series A Preferred Shares are entitled to share ratably in the proceeds to be distributed. The amount to which a holder of Preferred Shares is entitled on a liquidation, dissolution, or winding up of the Company is referred to as the liquidation preference.

Deemed Liquidation Events. Unless the holders of at least a majority of the outstanding Series B, Series C, and Series D Preferred Shares elect otherwise, subject to certain limited exceptions, a Deemed Liquidation Event will occur if there is (i) a merger, consolidation, or similar corporate reorganization in which the Company is a constituent party or a subsidiary of the Company is a constituent party (and, in the latter case, in which the Company issues shares of its capital stock pursuant to such merger or consolidation) or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole. The Company is not permitted to effect a Deemed Liquidation Event unless the agreement or plan of merger or

8. Capital Structure (continued)

consolidation for the transaction provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company as described above under “Liquidation, Dissolution, or Winding Up.” If the Company does not affect a dissolution within 90 days following a Deemed Liquidation Event, holders of a majority of the outstanding Series A, Series B, Series C, and Series D Preferred Shares are entitled to compel the Company to use the proceeds of the Deemed Liquidation Event to redeem first the Series B, Series C, and Series D Preferred Shares, and then the Series A Preferred Shares, in each case at their liquidation preference (or for a ratable share of the available proceeds).

Redemption and Conversion. Each Preferred Share is convertible, at the option of the holder, into Common Shares based on the conversion rate in effect at the time. The conversion rate for all Preferred Shares was initially set at 1:1, subject to adjustment upon the occurrence of certain events. To date, no adjustments have been made to the conversion rates for any series of Preferred Shares.

Prior to the issuance of Series D Preferred Shares, the Preferred Shares were also subject to mandatory conversion in connection with the closing of the sale of Common Shares to the public at a price of at least $9.72 per share (subject to adjustment) in a public offering resulting in at least $50 million of gross proceeds to the Company (referred to as a Qualified IPO) or, on a class-by-class basis, as specified by the vote or consent of holders of a majority of the Preferred Shares of such class. Subsequent to the issuance of Series D Preferred Shares, the Company’s charter was amended to increase the requisite price per Common Share to $21.89 per share from $9.72 per share.

Prior to the issuance of the Series D Preferred Shares, the Company was required to redeem the Series B Preferred Shares at their liquidation preference upon notice from holders of a majority of the Series B Preferred Shares any time after October 8, 2015 (which is the fifth anniversary of the first date on which Series C Preferred Shares were issued). The Company was also required to redeem the Series C Preferred Shares at their liquidation preference upon notice from holders of a majority of the Series C Preferred Shares any time after October 8, 2015. Subsequent to the issuance of the Series D Preferred Shares and as of January 27, 2012, the date the holders of the Series B, Series C, and Series D Preferred Shares may first exercise their redemption rights was changed to August 12, 2016 (see Note 13 – Subsequent Events).

8. Capital Structure (continued)

Approval of Extraordinary Events. The Company is not permitted to take certain extraordinary actions without the approval of holders of a majority of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, or Series D Preferred Shares, as applicable.

Governance

Prior to the issuance of the Series D Preferred Shares in August 2011, the Company’s Board of Directors was fixed at five directors, elected as follows: (i) one director elected by holders of Series B Preferred Shares, voting as a class; (ii) one director elected by holders of Series C Preferred Shares, voting as a class; (iii) two directors elected by holders of Series A, B, and C Preferred Shares, voting together as a single class on an as-converted basis; and (iv) the Chief Executive Officer of the Company.

Subsequent to the issuance of the Series D Preferred Shares, the composition of the Company’s Board of Directors was changed such that the Company’s five directors would comprise (i) one director elected by holders of Series B Preferred Shares, (ii) one director elected by holders of the Series C Preferred Shares, (iii) one director elected by holders of the Series D Preferred Shares, (iv) one director elected by holders of the Preferred Shares (voting together as a class) and (v) the Company’s Chief Executive Officer.

Stockholders’ Agreement

The Company is a party to a Third Amended and Restated Stockholders Agreement, dated August 12, 2011, with certain of its stockholders (the Stockholders Agreement). The Stockholders Agreement imposes transfer restrictions on certain holders of Company common stock that are parties to the agreement, and grants to the Company and certain of the Company’s stockholders’ rights of first refusal with respect to most proposed transfers. Under the terms of the Stockholders Agreement, no common stockholder who is a “Key Holder” (as defined in the Stockholders Agreement) under the terms of the Stockholders Agreement is permitted to transfer any of such stockholder’s Common Shares without first providing a written notice to the Company and the Company’s major stockholders (that is, holders of Preferred Shares and certain holders of Common Shares). The Company then has a primary right of first refusal to purchase some or all of the Common Shares to be transferred under the same terms and conditions identified in the written notice. If the Company elects not to purchase all of the shares, each major stockholder then has the

8. Capital Structure (continued)

right to purchase a ratable portion of the Common Shares proposed to be transferred under the terms described in the written notice. Any shares ultimately sold by the transferring common stockholder that are not purchased by the Company or the major stockholders are subject to a right of co-sale in favor of the major stockholders. The right of co-sale allows each major stockholder to compel the transferring common stockholder to include in its transfer a proportional share of the major stockholder’s shares of Company capital stock, thereby reducing the number of Common Shares that may be transferred by the transferring common stockholder.

The Stockholders Agreement grants to the Company’s major stockholders rights of first offer in respect of offers of New Securities, as defined in the Stockholders Agreement.

Repurchase

In December 2010, the Company consummated the repurchase of 64,971 Common Shares, 632,611 Series A Preferred Shares and 227,913 Series B Preferred Shares at a price of $3.24 per share in connection with an offer to purchase conducted by an outside investor and certain of the Company’s preferred stockholders.

Warrants

In October 2010, the Company entered into an agreement (the License Agreement) with an advertising agency holding company (the Holding Company) to license the Company’s platform to the customers of the Holding Company’s agency affiliates. The three-year agreement details the monthly licensing fees to be charged to these customers. Simultaneous with entering into the License Agreement, the Company issued the Holding Company 1,542,492 warrants to purchase the Company’s common stock for $.01 per share. Upon signing the agreement, 308,498 warrants were immediately vested and available for exercise. A portion of the remaining warrants vest as of December 31 of each of 2011, 2012, and 2013 based upon the proportion of (x) revenue generated for the Company as of those dates under and pursuant to the License Agreement to (y) a previously agreed-upon target revenue number. The Company is amortizing the value of these vested warrants over the three-year term of the License Agreement. During the year ended December 31, 2011, the Company recorded a reduction in revenue of $2.0 million and sales and marketing expense of $1.2 million in connection with the issuance of warrants. Please see Note 2 – Summary of Significant Accounting Policies.

9. Stock Option Plan

The Company maintains a 2007 Equity Incentive Plan (the Stock Plan) for its employees, directors, and consultants. The Stock Plan allows for the Company to issue awards in the form of stock options, restricted stock grants, and restricted stock units. Awards granted under the Stock Plan are generally unvested on the date of grant and vest over time in increments of 25% per service year, subject to acceleration in certain circumstances. The maximum term of stock options issued under the Stock Plan is generally 10 years.

9. Stock Option Plan (continued)

As of December 31, 2011 and 2010, the Company had reserved 5,480,818 and 3,742,505 Common Shares, respectively, for issuance under the Stock Plan.

The fair value of each option granted is estimated on the grant date pursuant to Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation. The following assumptions were made in estimating the fair value of stock options granted during the years ended December 31, 2011 and 2010:

	2011	2010
Assumptions:
Dividend yield	0%	0%
Expected volatility	50%	55%
Risk-free interest rate	2.5%	2.4%
Expected life (in years)	5.25	6.25

Expected volatility was calculated using the historical volatility of comparable companies and recent valuations of the Company’s common stock. The expected life is based on numerous factors including the expected life of employees of comparable companies, option vesting terms, and the term of the options. The risk-free interest rate is based on the rate for a U.S. government security with the same estimated life at the time of the option grant.

9. Stock Option Plan (continued)

The following is a summary of the option activity under the Stock Plan for the years ended December 31, 2011 and 2010:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance as of December 31, 2009	2,173,047	$0.43
Options granted	920,323	0.50
Exercised	(221,494)	0.38
Forfeited	(214,091)	0.43

Balance as of December 31, 2010	2,657,785	0.46	8.4906	$4,089,217
Options granted	1,104,889	2.64
Exercised	(120,236)	1.65
Forfeited	(457,870)	1.13
Expired	(6,250)	0.50

Balance as of December 31, 2011	3,178,318	1.05	7.9591	18,292,312

Exercisable as of December 31, 2011	1,560,110	0.52	0.3912	9,815,407

Vested and expected to vest	3,095,507	1.03	0.8699	17,888,328

The following is a summary of the options outstanding and exercisable for the year ended December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Subject to Option	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Shares Subject to Option	Weighted- Average Exercise Price per Share
$0.33	547,674	6.01	$0.33	525,926	$0.33
$0.50	1,763,364	7.88	0.50	978,906	0.50
$2.64	867,280	9.37	2.64	55,278	2.64

Total	3,178,318	7.96	1.05	1,560,110	0.52

9. Stock Option Plan (continued)

The cost charged to the consolidated statement of operations for the fair value of the options granted pursuant to ASC 718 was $643,461 for the year ended December 31, 2011. Additional stock compensation expense charged to the consolidated statement of operations for the year ended December 31, 2011 includes $586,727 related to restricted stock issued in the purchase of Spinback described in Note 3 and $1.2 million related to sales incentive warrants issued to customer described in Note 2.

The following is a summary of the options outstanding and exercisable for the year ended December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Subject to Option	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Shares Subject to Option	Weighted- Average Exercise Price per Share
$0.33	603,171	7.03	$0.33	417,175	$0.33
$0.50	2,054,614	8.92	0.50	591,853	0.50

Total	2,657,785	8.49	0.46	1,009,028	0.43

The cost charged to the consolidated statement of operations for the fair value of the options granted pursuant to ASC 718 was $1.5 million for the year ended December 31, 2010, which includes the $1.1 million compensation charge described in Note 8 related to the purchase of common stock from employees.

As of December 31, 2010, there was $582,936 of total unrecognized compensation cost related to non-vested share-based compensation under ASC 718. That cost is expected to be recognized over a period of four years with a weighted-average period of approximately two years.

10. Defined Contribution Plans

The Company maintains a 401(k) plan covering substantially all of the Company’s employees. The Company may elect to match a portion of employee contributions, but made no contributions to the 401(k) plan for the years ended December 31, 2011 and 2010. Employees are eligible to enroll in the 401(k) plan after six months of employment and are 100% vested upon enrollment.

11. Income Taxes

The Company files income tax returns in the U.S., various state jurisdictions, and the United Kingdom. The Company’s tax returns may be subject to U.S. federal, states, and local income tax examinations by tax authorities for all years filed since 2008.

The components of the income tax provision included ·in the consolidated statements of operations for the years ended December 31, 2011 and 2010 consist of the following.

	Federal	State	Total
2011
Current	$—	$48,798	$48,798
Deferred	(614,349)	(111,420)	(725,769)

Total	$(614,349)	$(62,622)	$(676,971)

	Federal	State	Total
2010
Current	$—	$21,141	$21,141
Deferred	—	—	—

Total	$—	$21,141	$21,141

11. Income Taxes (continued)

The following temporary differences and related net deferred tax assets (liabilities) are included in the accompanying consolidated balance sheets:

	2011	2010
Deferred tax assets – current:
Bad debts	$35,463	$40,203

Total deferred tax assets – current	35,463	40,203
Valuation allowance	(32,300)	(38,700)

Net current deferred tax assets	3,163	1,503
Deferred tax assets – non-current:
Deferred rent	153,300	109,368
Lease exit costs	—	57,400
Net operating loss carryforward	10,546,500	5,666,400
Stock options	1,119,700	—
Other non-deductible reserves	46,288	—

Total deferred tax assets – non-current	11,865,788	5,833,168
Valuation allowance	(10,851,900)	(5,615,200)

Net non-current deferred tax assets	1,013,888	217,968
Deferred tax liability – non-current:
Depreciation and amortization	(431,151)	(219,471)
Intangible assets	(585,900)	—

Total deferred tax liabilities – non-current	(1,017,051)	(219,471)
Total deferred tax asset/liability	$—	$—

A valuation allowance is provided to the extent that the Company’s deferred tax assets are not recoverable based on projections of future taxable income and the time frame over which it would take to utilize the deferred tax assets prior to their expiration. At December 31, 2011 and 2010, the Company recorded a valuation allowance on its net deferred tax asset balance of $10.9 million and $5.7 million, respectively.

As of December 31, 2011, the Company had net unused operating loss carryforwards that may be applied against future taxable income and will begin to expire in 2027.

11. Income Taxes (continued)

The reconciliation of income tax benefit computed at the U.S. federal and state statutory tax rates to income tax benefit for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010
Income tax benefit at statutory rates	$(5,199,483)	$(2,373,934)
Permanent differences	179,300	532,532
State income taxes, net of federal tax benefit	(81,562)	19,953
Valuation allowance	4,424,774	1,842,590

Total income tax (benefit) expense	$(676,971)	$21,141

The Company has analyzed the tax positions taken on federal and state income tax returns for all open tax years, and has concluded that no provisions for uncertain income tax positions are required in the Company’s consolidated financial statements as of December 31, 2011 and 2010. The Company currently has no federal or state tax examinations in progress.

12. Commitments

Office Leases

The Company leases office space under a non-cancelable lease expiring January 31, 2018. The terms of the lease agreement provide for rental payments on a graduated basis. The Company recognizes rent expense on the straight-line basis over the lease period and has accrued for rent expense incurred but not paid. In December 2011, the Company agreed to terms with a tenant for the sublease of one of its existing office buildings.

	Operating Leases	Sublease Income
Year ending December 31:
2012	$2,958,821	$(430,128)
2013	3,666,768	(881,762)
2014	3,762,890	(903,269)
2015	1,507,141	(972,567)
2016	1,591,326	(994,074)
Thereafter	1,212,699	(1,100,212)

	$14,699,645	$(5,282,012)

12. Commitments (continued)

Rent expense was $980,000 and $615,329 for the years ended December 31, 2011 and 2010, respectively.

13. Subsequent Events

On June 3, 2012, the Company agreed to be acquired by salesforce.com, inc. (salesforce), a Delaware corporation (Merger Agreement).

Under the terms of the Merger Agreement, upon consummation of the merger, all outstanding shares of capital stock, stock options, and restricted stock units (RSUs) of the Company will be canceled and converted into the right to receive merger consideration with a value equal to $745 million in the aggregate, subject to certain customary adjustments (the Merger Consideration). Subject to certain exceptions, 70% of the Merger Consideration payable to the Company’s stockholders will be payable in cash and the remaining Merger Consideration will comprise a number of shares of Company common stock, par value $0.001 per share (Company Common Stock), to be determined based on the volume weighted-average closing price of Company Common Stock during the 20 trading days ending on the second trading day before the closing of the merger.

In February 2012, the Company acquired Brighter Option Limited, a London-based Facebook advertising partner, which provides social ad management software as a service. The purchase price was paid with a combination of cash and the Company’s stock.

Report of Independent Auditors

The Board of Directors and Stockholders

Buddy Media, Inc.

We have audited the accompanying consolidated balance sheets of Buddy Media, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buddy Media, Inc. as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

New York, New York

August 7, 2012